UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 20, 2007
Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5620 (Commission File Number)	23-1609753 (IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA (Address of Principal Executive Offices)	19087 (Zip Code)

Registrant’s telephone number, including area code	610-293-0600
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The Registrant’s 2006 Management Incentive Plan (the “2006 Plan”), which provides annual variable cash incentives to our executive officers and other employees, was based 80% on the achievement of specified corporate objectives and 20% on the achievement of specified individual objectives. The terms of the 2006 Plan, including the corporate objectives established by the Compensation Committee of the Board of Directors (the “Committee”), were described in, and the 2006 Plan was filed as an exhibit to, the Registrant’s Current Report on Form 8-K filed on February 27, 2006.
On February 20, 2007, the Committee met and reviewed the Registrant’s achievement of both the quantitative and qualitative corporate objectives for the 2006 fiscal year against the 2006 Plan’s stated corporate objectives. In making its determination of the Registrant’s achievement of the quantitative and qualitative corporate objectives under the 2006 Plan, the Committee considered the following:
•	the deployment of approximately $57 million of capital in a total of seven transactions (including acquisitions of new partner companies, notably Rubicor Medical, NuPathe, Portico Systems, Authentium and Advantedge Healthcare Solutions) and in support of acquisitions by existing partner companies (notably Clarient’s acquisition of assets from Trestle and Alliance Consulting Group’s acquisition of assets from Fusion Technologies);

•	the generation of approximately $125 million of capital through asset sales, primarily the sale of the Registrant’s holdings in Mantas, Inc.;

•	achievement by many of our partner companies of specified levels of revenue or profitability;

•	achievement of key business milestones by our partner companies;

•	key executive and staff recruiting;

•	increased analyst coverage;

•	increased institutional share ownership;

•	increased investor conferences and meetings;

•	successful roll-out of new corporate branding;

•	creation of Advisory Boards for Technology and Life Sciences and recruitment of high-quality industry experts; and

•	repurchase of a portion of the Registrant’s outstanding convertible debentures at a discount to face value.
Based on its review, the Committee determined that the Registrant had achieved 105% of its combined quantitative and qualitative corporate objectives under the 2006 Plan.
The Committee also reviewed the achievement by Peter Boni, the Registrant’s Chief Executive Officer, of his individual objectives under the 2006 Plan. As part of its review, the Committee considered the results of Mr. Boni’s performance assessment conducted by the Board’s Nominating & Corporate Governance Committee. Based on its review, the Committee determined that Mr. Boni had achieved 150% of his individual objectives.
The Committee delegated to its Chair, Julie Dobson, the responsibility of reviewing with Mr. Boni his assessment of the individual performance of the other named executive officers and the achievement of their individual objectives under the 2006 Plan. Following the completion of Ms. Dobson’s review and her establishment of the individual achievement levels for each other named executive officer, Ms. Dobson authorized payment of the following 2006 variable cash incentives for each eligible executive officer under the 2006 Plan:

Name of Officer	Position	2006 Variable Compensation
Peter J. Boni	President and Chief Executive Officer	$684,000
James A. Datin	Executive Vice President and Managing Director, Life Sciences	$382,500
John A. Loftus	Executive Vice President and Managing Director, Technology	$308,000
Steven J. Feder	Senior Vice President and General Counsel	$185,500

As described in the Registrant’s Current Report on Form 8-K filed on December 19, 2006, Christopher J. Davis resigned as Executive Vice President and Chief Administrative & Financial Officer, effective December 15, 2006. The variable cash incentive of $338,000 payable under the 2006 Plan to Mr. Davis pursuant to his agreements with the Registrant dated August 17, 2004 and December 14, 2006, will be paid in July 2007. Stephen Zarrilli, who joined the Registrant in December 2006 in the capacity of Acting Senior Vice President, Acting Chief Financial Officer and Acting Chief Administrative Officer, is not an eligible participant in our management incentive plan.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: February 26, 2007	By:	STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel